[LETTERHEAD OF GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE]

                                  June 24, 1998

TearDrop Golf Company
1080 Lousons Road
Union, New Jersey 07083

Ladies and Gentlemen:

      You have requested our opinion with respect to the public offering and sale by you, TearDrop Golf Company, a Delaware corporation (the "Company"), pursuant to Amendment No. 1 to Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of (i) a maximum of 1,520,690 shares of Common Stock, par value $.01 per share ("Common Stock") of the Company, of which 933,333 shares were issued upon conversion by the securityholders of 70,000 shares of Series A Reedemable Convertible Preferred Stock ("Series A Preferred Stock") of the Company, 50,000 shares of Common Stock are issuable upon the exercise of a Common Stock Purchase Warrant and 25,000 shares of Common Stock are issuable upon exercise of a Common Stock Option Agreement.

      We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

      Based upon the foregoing, it is our opinion that each of the outstanding Common Stock and the Series A Preferred Stock has been duly and validly authorized and issued and is fully
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TearDrop Golf Company
June 24, 1998
Page 2

paid and nonassessable. The Common Stock issued upon the conversion of the Series A Preferred Stock, issuable upon exercise of the Common Stock Purchase Warrant and upon exercise of the Common Stock Option Agreement, when duly issued in accordance with the terms thereof, will be duly and validly issued and fully paid and nonassessable.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                         Very truly yours,

                                         /s/ GIBBONS, DEL DEO, DOLAN, GRIFFINGER
                                         & VECCHIONE

                                         GIBBONS, DEL DEO, DOLAN, GRIFFINGER &
                                         VECCHIONE
                                         A Professional Corporation


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